Exhibit 99.1

news release

Contacts:

Ami Knoefler	Jean Suzuki
Corporate and Investor Relations	Investor Relations
(650) 454-2331	(650) 454-2648
ami.knoefler@pdl.com	jean.suzuki@pdl.com

PDL BIOPHARMA REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

— Record royalty revenues of $104.7 million driven by strong licensee product sales —

Redwood City, Calif., August 11, 2008 – PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today reported financial results for the quarter ended June 30, 2008.  The financial results for continuing operations are summarized below; the complete financial results, including discontinued operations, are included in the financial tables accompanying this press release.

“We are very pleased with our financial results for the quarter, including the significant increase in our royalty revenues, and the reduction in total costs and expenses, which reflects the impact of our recent asset sales and ongoing restructuring activities as we continue to reduce our cost structure,” said Andrew Guggenhime, senior vice president and chief financial officer, PDL.  “As we prepare for the spin-off of our biotechnology assets, for which we intend to file key regulatory documents shortly, we continue to have an active, parallel process underway to evaluate various options for the monetization of our royalty stream.”

Summary of Financial Results

•                 Total revenues for the second quarter of 2008 were $111.9 million compared to $89.1 million in the same period of 2007.

•                 Royalty revenues for the second quarter of 2008 were $104.7 million compared to $79.8 million in the comparable period in 2007, an increase driven entirely by growth in royalty-bearing net sales reported by PDL’s antibody product licensees, particularly Genentech, Inc.  Royalty revenues during the second quarter of 2008 reflect royalties PDL received based on worldwide licensee net sales during the first quarter of 2008 of eight antibody products licensed under PDL’s antibody humanization patents.

•                 License, collaboration and other revenues were $7.2 million for the second quarter of 2008 compared to $9.2 million for the same period of 2007.  The decrease was primarily due to accelerated recognition of previously deferred collaboration revenues recorded in the second quarter of 2007 as a result of the termination of the company’s previous collaboration with Roche.

•                 Total costs and expenses for the second quarter of 2008 were $60.2 million compared to $78.7 million reported for the second quarter of 2007.

•                  Research and development (R&D) expenses decreased to $40.4 million for the second quarter of 2008 from $56.0 million for the same period of 2007.  This decrease was attributable primarily to reduced spending for the company’s Nuvion® program, which was terminated in the second half of 2007, reduced spending for the PDL192 program due to a decrease in manufacturing activities, and lower employee-related expenses as a result of the company’s restructuring activities.

•                  General and administrative (G&A) expenses in the second quarter of 2008 were $16.6 million compared to $16.0 million for the prior year comparable period. The increase was primarily due to legal and professional services fees related to the company’s strategic process, which were partially offset by lower employee-related costs due to the restructuring activities.

•                  As a result of a restructuring plan announced in March 2008, the company incurred restructuring charges in the second quarter of 2008 of $3.0 million related to post-termination benefits for expected employee terminations resulting from the restructuring plan.

•                 Income from continuing operations, after taxes, for the second quarter of 2008 was $50.8 million, or $0.43 per basic and $0.35 per diluted share, compared to $11.5 million, or $0.10 per basic and diluted share, in the comparable 2007 period.

•                 GAAP net income for the second quarter of 2008 was $33.9 million, or $0.29 per basic and $0.24 per diluted share, compared to $10.9 million, or $0.09 per basic and diluted share, in the comparable 2007 period.

•                 Cash provided by operating activities was $7.5 million for the six months ended June 30, 2008 compared to $45.9 million for the six months ended June 30, 2007.

•                 Cash, cash equivalents, marketable securities and restricted cash and investments totaled approximately $493.7 million at June 30, 2008 compared to $440.8 million at December 31, 2007.  During the second quarter of 2008, PDL declared a cash dividend of $4.25 per share, and paid out $506.4 million of that dividend in the period.

Strategic Update

PDL continues to pursue its previously announced goal to spin off its biotechnology assets into a separately publicly traded entity by the end of 2008 and, in connection with this effort, plans to file a Form 10 with the Securities and Exchange Commission (SEC) imminently.  PDL expects to capitalize the new company with approximately $375 million of cash at the completion of the transaction.  The company expects that this initial capitalization, along with potential milestone payments, non-humanization royalties and other payments under collaboration and other agreements, would fund the biotechnology spin-off for approximately three years based on the company’s current operating plans.  The company continues to explore, in parallel with the spin-off process, the possible sale or securitization of all or part of its antibody humanization royalty assets.  As the company’s goal is to separate its biotechnology assets from its antibody humanization royalty assets, a royalty transaction could be in lieu of the spin-off.

Recent Developments

•                 In conjunction with this press release, PDL announced that Richard Murray, Ph.D., executive vice president and chief scientific officer, will resign from the company, effective September 5, to pursue personal and then other professional interests.  The board of directors and the management are grateful to Dr. Murray for his dedication and service to PDL. Dr. Murray and the PDL management team continue to unify and strengthen the company’s research and development efforts, and will work closely with Dr. Murray’s senior research, product operations and program management staff to ensure a smooth transition.

•                 In August, a new formulation of Cardene® received U.S. Food and Drug Administration (FDA) approval for marketing in the U.S.  As a result, PDL has earned a milestone payment of $25 million from EKR Therapeutics, Inc.  The terms of the agreement with EKR also include potential additional milestone and royalty payments on net sales of the product.

•                 In July, PDL enrolled its first patient in the phase 1 trial of PDL192 in patients with advanced solid tumor cancers.  PDL192 is a novel humanized antibody that targets the TWEAK receptor, which has been shown to be expressed in a variety of solid tumor types.  A poster that highlights preclinical data for the antibody will be presented on October 24 at the EORTC-NCI-AACR symposium on Molecular Targets and Cancer Therapeutics in Geneva, Switzerland.

•                 In July, PDL initiated a phase 1 combination trial of elotuzumab (HuLuc63) with Revlimid® (lenalidomide) in patients with multiple myeloma.  Two additional trials are ongoing, one of elotuzumab in combination with Velcade® (bortezomib) and a second trial of elotuzumab as a monotherapy in this same patient population.

•                 In July, PDL announced the appointment of Gary A. Lyons to the company’s board of directors.  Lyons serves as chairperson of the Compensation Committee and as a member of the Nominating and Governance Committee. In addition, PDL announced the appointment of Brad Goodwin as chairperson of the Board.  Goodwin has been a member of PDL’s board since 2006.  These appointments followed previously announced changes to the board of directors.

Forward-looking Statements

This press release contains forward-looking statements, including regarding:

•                 PDL’s plan to spin off its biotechnology assets into a separately publicly traded entity by the end of 2008;

•                 PDL’s expectations regarding the initial cash funding for the spin-off and the period of time the initial capitalization would fund the operations of the biotechnology spin-off;

•                 The possibility of selling or securitizing PDL’s antibody humanization royalty assets; and

•                 Ongoing cost-reduction efforts.

Each of these forward-looking statements involves risks and uncertainties.  Actual results may differ materially from those, express or implied, in these forward-looking statements.  Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•                 The failure to obtain necessary consents from third parties could delay or make impractical to effect a spin off of PDL’s biotechnology assets;

•                 Changes in development or operations plans could affect the initial cash funding needed to adequately capitalize the biotechnology entity;

•                 PDL may not be able to negotiate a sale or securitization of its antibody humanization royalty assets on terms acceptable to it, or at all;

•                 Alternative transactions or opportunities could arise or be pursued which would alter the timing or advisability of anticipated or planned transactions; and

•                 Cost-reduction efforts may not be completed as anticipated or other events could arise which increase the company’s expenses.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC.  Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future.  All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL BioPharma

PDL BioPharma, Inc. is a biotechnology company focused on the discovery and development of novel antibodies in oncology and immunologic diseases.  For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks and Nuvion is a registered trademark of PDL.  Cardene is a registered trademark of EKR Therapeutics, Inc.; Avastin is a registered trademark of Genentech, Inc.; Revlimid is a registered trademark of Celgene Corporation; and Velcade is a registered trademark of Millennium Pharmaceuticals, Inc.

PDL BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES:
Royalties	$104,686	$79,842	$154,641	$128,437
License, collaboration and other	7,207	9,215	14,581	19,476
Total revenues	111,893	89,057	169,222	147,913

COSTS AND EXPENSES:
Research and development	40,400	56,038	88,081	104,129
General and administrative	16,582	16,021	37,025	28,015
Restructuring charges	2,997	1,585	8,626	1,585
Asset impairment charges	263	5,016	3,784	5,016
Gain on sale of assets	—	—	(49,671)
Total costs and expenses	60,242	78,660	87,845	138,745
Operating income	51,651	10,397	81,377	9,168

Interest income and other, net	4,468	4,931	9,335	9,963
Interest expense	(3,986)	(3,427)	(7,975)	(6,984)

Income from continuing operations before income taxes	52,133	11,901	82,737	12,147
Income tax expense	1,364	385	2,367	413
Income from continuing operations	50,769	11,516	80,370	11,734
Discontinued operations, net of income taxes (1)	(16,837)	(606)	(108,313)	(11,429)
Net income (loss)	$33,932	$10,910	$(27,943)	$305

NET INCOME (LOSS) PER BASIC SHARE:
Income from continuing operations	$0.43	$0.10	$0.68	$0.10
Discontinued operations	(0.14)	(0.01)	(0.92)	(0.10)
Net income (loss)	$0.29	$0.09	$(0.24)	$—

NET INCOME (LOSS) PER DILUTED SHARE:
Income from continuing operations	$0.35	$0.10	$0.55	$0.10
Discontinued operations	(0.11)	(0.01)	(0.71)	(0.10)
Net income (loss)	$0.24	$0.09	$(0.16)	$—

WEIGHTED-AVERAGE SHARES - BASIC	118,827	116,087	118,176	115,595

WEIGHTED-AVERAGE SHARES - DILUTED	152,455	119,816	152,056	118,400

(1)  Discontinued operations reflects the financial results of our Commercial and Cardiovascular Operations. The sale of the Commercial and Cardiovascular Operations was completed on March 7, 2008.

PDL BIOPHARMA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Depreciation (1)	$4,761	$7,309	$12,763	$14,687
Amortization of intangibles (1)	$412	$8,782	$824	$17,566
Stock-based compensation (1)	$2,280	$4,137	$8,429	$9,376
Other acquisition-related charges (1)	$—	$202	$—	$1,638
Restructuring charges (1)	$2,997	$1,585	$10,383	$1,585
Asset impairment charges	$263	$5,016	$3,784	$5,016
Gain on sale of manufacturing assets	$—	$—	$49,671	$—
Loss on sale of commercial and cardiovascular assets (1)	$—	$—	$(64,568)	$—

(1) Portions of depreciation, amortization of intangibles, stock based compensation and restructuring charges as well as all of the other acquisition-related charges and the loss on sale of the commercial and cardiovascular assets have been allocated to discontinued operations in the accompanying consolidated statements of operations.

PDL BIOPHARMA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION ON DISCONTINUED OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Total revenues	$375	$48,962	$39,734	$98,089
Total costs and expenses	(5,188)	(49,428)	(107,995)	(109,342)
Income tax expense	(12,024)	(140)	(40,052)	(176)
Net loss	$(16,837)	$(606)	$(108,313)	$(11,429)

PDL BIOPHARMA, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30,	December 31,
	2008	2007
Cash, cash equivalents, marketable securities and restricted cash	$493,702	$440,788
Total assets	$654,111	$1,192,192
Total stockholders’ equity	$27,100	$507,610

CONSOLIDATED STATEMENT OF CASH FLOW DATA

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2008	2007
Net income (loss)	$(27,943)	$305
Adjustments to reconcile net loss to net cash provided by operating activities	42,683	48,930
Changes in assets and liabilities	(7,226)	(3,340)
Net cash provided by operating activities	$7,514	$45,895